================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                               Tarantella, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:


Notes:

                             [LOGO OF TARANTELLA]

                               ----------------

                   Notice of Annual Meeting of Shareholders
                           to be held July 11, 2001

                               ----------------

TO THE SHAREHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of TARANTELLA, INC., a California corporation (formerly The Santa Cruz Operation, Inc. ) (the "Company"), will be held on Wednesday, July 11, 2001, at 3:00 p.m., local time, at the Company's headquarters located at 425 Encinal Street, Santa Cruz, California, 95061-1900, for the following purposes:

     1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

     2. To approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares reserved for issuance under the Option Plan by 1,500,000 shares.

     3. To approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 100,000 shares.

     4. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares reserved for issuance under the Purchase Plan by 250,000 shares.

     5. To ratify the appointment of Deloitte & Touche LLP as independent public accountants of the Company for the fiscal year ending September 30, 2001.

     6. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only shareholders of record at the close of business on May 14, 2001 are entitled to notice of and to vote at the meeting.

   All shareholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose or to cast your vote via the telephone or the Internet. Any shareholder attending the meeting may vote in person even if he or she has returned a Proxy.

                                        Sincerely,

                                        Steven M. Sabbath
                                        Secretary

Santa Cruz, California
June 6, 2001


                            YOUR VOTE IS IMPORTANT.

 IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE
 REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE OR COMPLETE YOUR PROXY VIA THE TELEPHONE OR THE INTERNET.

                               TARANTELLA, INC.

                               ----------------

                           PROXY STATEMENT FOR 2001
                        ANNUAL MEETING OF SHAREHOLDERS

                               ----------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

General

   The enclosed Proxy is solicited on behalf of the Board of Directors of Tarantella, Inc., a California corporation (formerly The Santa Cruz Operation, Inc.) (the "Company"), for use at the Annual Meeting of Shareholders to be held Wednesday, July 11, 2001, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the Company's principal executive offices located at 425 Encinal Street, Santa Cruz, California, 95061-1900, and its telephone number at that location is
(831) 427-7222.

   These proxy solicitation materials and the Annual Report to Shareholders for the year ended September 30, 2000, including financial statements, were first mailed on or about June 6, 2001 to all shareholders entitled to vote at the meeting.

   On May 7, 2001, the Company consummated the sale of its Server Software and Professional Services Divisions to Caldera Systems, Inc. For detailed information regarding the terms of the transaction (the "Transaction"), please see the joint proxy statement/prospectus dated March 26, 2001, which was first mailed to shareholders of The Santa Cruz Operation, Inc. on or about March 27, 2001. Following the closing of the Transaction, the Company changed its corporate name from The Santa Cruz Operation, Inc. to Tarantella, Inc. and changed its NASDAQ trading symbol to TTLA to reflect the new corporate name.

Record Date and Principal Share Ownership

   Shareholders of record at the close of business on May 14, 2001 (the "Record Date"), are entitled to notice of and to vote at the meeting. At the Record Date, 40,117,354 shares of the Company's Common Stock, no par value, were issued and outstanding. No shares of the Company's authorized Preferred Stock were outstanding.

   The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company as of the Record Date as to (i) each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of its Common Stock, (ii) each director and each nominee for director of the Company, (iii) each of the executive officers named in the Summary Compensation Table below and (iv) all directors and executive officers as a group. The Company does not know of any arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change of control of the Company. The address for each shareholder on this table is c/o Tarantella, Inc. 425 Encinal Street, Santa Cruz, California 95061-1900.

                                                      Common Stock Approximate
Five Percent Shareholders, Directors and Certain      Beneficially Percentage
Executive Officers                                       Owned      Owned(1)
------------------------------------------------      ------------ -----------
Douglas L. Michels(2)................................  4,562,675      11.21%
Alok Mohan(3)........................................    738,269       1.81
Robert M. McClure(4).................................    154,582         *
Gilbert P. Williamson(5).............................    149,250         *
R. Duff Thompson(6)..................................     42,750         *
Ninian Eadie(7)......................................    119,750         *
Ronald Lachman(8)....................................    171,750         *
John Moyer(9)........................................    123,821         *
Michael Orr(10)......................................     85,937         *
Steven M. Sabbath(11)................................    192,996         *
James Wilt(12).......................................    518,483       1.28
All directors and executive officers as a group (14
 persons)(13)........................................  7,163,570      16.70

--------
 *  Less than one percent
(1) Applicable percentage of ownership is based on shares of Common Stock outstanding as of the Record Date together with applicable options held by such shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Shares of Common Stock subject to options currently exercisable or exercisable within sixty (60) days after the Record Date are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.
(2) Includes 579,275 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Includes 75,000 shares gifted to the J3D Family Partnership, of which Douglas Michels is the general partner; and 355,000 shares in a trust account established by Mr. Michels' late father, Lawrence Michels, of which Douglas Michels is a general partner.
(3) Includes 678,434 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(4) Includes 151,250 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(5) Represents 149,250 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(6) Represents 42,750 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(7) Represents 119,750 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.

 (8) Includes 99,750 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Also includes 24,000 shares in trust accounts established for the benefit of his minor children of which Mr. Lachman is a trustee. In addition, 5,000 shares are also held by the Ronald and Mary Ann Lachman Foundation of which Mr. Lachman is a director; Mr. Lachman disclaims beneficial ownership of these shares.
 (9) Includes 105,002 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Mr. Moyer left the Company effective May 31, 2001.
(10) Represents 85,937 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Mr. Orr left the Company effective March 15, 2001.
(11) Includes 172,771 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date.
(12) Includes 306,807 shares issuable upon exercise of options to purchase shares of Common Stock that are exercisable within sixty (60) days after the Record Date. Mr. Wilt left the Company effective May 31, 2001.
(13) Includes 2,775,038 shares issuable upon exercise of options to purchase shares of Common Stock granted to executive officers and directors of the Company that are exercisable within sixty (60) days after the Record Date.

Revocability of Proxies

   Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Voting and Solicitation

   Each shareholder is entitled to one vote for each share held. Every shareholder voting for the election of directors (Proposal One) may cumulate such shareholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares that such shareholder is entitled to vote, or distribute such shareholder's votes on the same principle among as many candidates as the shareholder may select, provided that votes cannot be cast for more than seven (7) candidates. However, no shareholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the shareholder, or any other shareholder, has given notice at the meeting, prior to the voting, of the intention to cumulate the shareholder's votes. On all other matters, each share of Common Stock has one vote.

   The Company will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, the Company and its agents also may solicit proxies by mail, telephone, facsimile, e-mail or in person. The Company has retained a proxy solicitation firm, Morrow & Company, Inc., to aid it in the solicitation process. The Company will pay that firm a fee equal to approximately $6,500. Following the original mailing of the proxies and other soliciting materials, the Company will request brokers, custodians, nominees and other record holders of the Company's common stock to forward copies of the proxy and other soliciting material to persons for whom they hold shares of the Company's common stock and to request authority for the exercise of proxies. In these cases, the Company, upon the request of the record holders, will reimburse the holders for their reasonable expenses. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally, by telephone or by e-mail.

Quorum; Abstentions; Broker Non-Votes

   The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the "Votes Cast") with respect to such matter.

   While there is no definitive statutory or case law authority in California as to the proper treatment of abstentions in the counting of votes with respect to a proposal, the Company believes that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal. Broker non-votes, shares held by brokers that are present but not voted because the brokers were prohibited from exercising discretionary authority ("broker non-votes"), will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of Votes Cast with respect to the proposal.

Deadline for Receipt of Shareholder Proposals

   Shareholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the Securities and Exchange Commission. Proposals of shareholders of the Company that are intended to be presented for consideration at the Company's 2002 Annual Meeting of Shareholders must be received by the Company no later than December 15, 2001 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

   The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the 2001 Annual Meeting. If a shareholder intends to submit a proposal at the 2002 Annual Meeting that is not eligible for inclusion in the proxy statement and proxy, the stockholder must do so no later than February 28, 2002. If such a shareholder fails to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2002 Annual Meeting.

                                 PROPOSAL ONE
                             ELECTION OF DIRECTORS

Nominees

   A board of seven (7) directors is to be elected at the Annual Meeting of Shareholders. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven (7) nominees named below, all of which are presently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting of Shareholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner (in accordance with cumulative voting) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. The term of office for each person elected as a director will continue until the next Annual Meeting of Shareholders or until a successor has been elected and qualified.

Vote Required

   If a quorum is present and voting, the seven (7) nominees receiving the highest number of votes will be elected to the Board of Directors (the "Board"). Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will be counted as present for the purposes of determining if a quorum is present.

Nominees

   The names of the Company's nominees and certain information about them are set forth below:

                                                                Director
 Name                          Age Position with the Company     Since
 ----                          --- -------------------------    --------
 Alok Mohan(1)...............   53 Chairman                       1994
                                   President, Chief Executive
 Douglas L. Michels..........   46 Officer and Director           1979
 Robert M. McClure(2)........   65 Director                       1993
 Gilbert P. Williamson(1)....   63 Director                       1993
 R. Duff Thompson(2).........   50 Director                       1995
 Ronald Lachman(1)...........   44 Director                       1996
 Ninian Eadie(2).............   63 Director                       1996

--------
(1) Member of the Compensation Committee
(2) Member of the Audit Committee

   Mr. Mohan became Chairman of the Board of Directors in April 1998. Prior to this appointment, he served as President since December 1994 and as Chief Executive Officer since July 1995 until April 1998. In December 1994, he was elected as a director and assumed the position of President and Chief Operating Officer. Prior to this appointment, beginning in May 1994, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer. Prior to joining the Company, Mr. Mohan was employed with NCR Corporation, where he served as Vice President and General Manager of the Workstation Products Division, from January 1990 until July 1993 before assuming the position of Vice President of Strategic Planning and Controller, with responsibility for financial planning and analysis as well as worldwide reporting from July 1993 to May 1994. Mr. Mohan serves as a director of Rainmaker Systems, Inc. and eBiz Enterprises. He also serves on the Board of Directors of the following private companies: Crystal Graphics, Metering Technology Corporation, Alpine Microsystems, and Clickguide.

   Mr. Michels was named President and Chief Executive Officer in April 1998. Mr. Michels was the principal architect of the Company's technology strategy and served as the head of product development between June 1997 and April 1998 and as Chief Technical Officer between February 1993 and June 1997. Mr. Michels has served as a director of the Company since 1979 and served as the Company's Executive Vice President between 1979, when he co-founded the Company, and April 1998. Mr. Michels is one of the founders of Uniforum, a UNIX system user consortium, and served as its President from 1989 to 1990. Mr. Michels serves on the Board of Directors of FastNet and Arete, Inc.

   Dr. McClure became a director of the Company in May 1993. Since 1978 he has served as President of Unidot, Inc., which he founded to specialize in the design of sophisticated computer software and hardware for equipment manufacturers worldwide. Dr. McClure serves as a director of General Automation, Inc., IPT Corporation and Arete, Inc.

   Mr. Williamson became a director of the Company in May 1993. From September 1991 until May 1993, he served as Chairman of the Board and Chief Executive Officer of NCR Corporation, and also served as a member of the Board of Directors of AT&T. He retired from NCR and the AT&T board of directors in May 1993. From January 1989 until September 1991, he served as President of NCR and as a director, and prior to that time served as Executive Vice President for marketing at NCR for three years. Mr. Williamson is also a director of Fifth Third Bank (formerly Citizens Federal Bank, F.S.B.) headquartered in Dayton, Ohio. He also serves on the Board of Directors of two other private companies: Dean Investments and French Oil Mill Machinery.

   Mr. Thompson was appointed as a director of the Company in December 1995. Mr. Thompson is Managing General Partner of EsNet, Ltd., an investment group which is active in both technology and real estate ventures. From June 1994 to January 1996, he served as Senior Vice President of the Corporate Development Group of Novell, Inc. Prior to that time, he served as Executive Vice President and General Counsel for WordPerfect Corporation, and before joining WordPerfect Corporation in 1986, he was a partner with the Salt Lake City law firm of Callister, Duncan & Nebeker. Mr. Thompson is a former Chairman of the Board of the Business Software Alliance, the principal software industry association dealing with software industry issues, including copyright protection and public policy. He also serves on the Board of Syzygy AG, a Neuer Markt company (Frankfurt, Germany) and serves on the Board of O2 Exchange, Inc., a private company.

   Mr. Lachman became a director of the Company in February 1996. He is a partner of Lachman Goldman Ventures, a venture capital company that helps co-found and invest in internet infrastructure technology ventures including Sandpiper/Digital Island, Connected Corporation, UltraDNS, Concillience, Everfile, Talarian, Nexiv, and a number of other companies. Mr. Lachman has helped co-found or sits on the board of several of these companies. He founded Lachman Associates in January 1975 and served as its President from January 1975 until June 1989. In January of 1993 he founded Lachman Technology, serving as its President from January 1993 until May 1994. Both Lachman companies developed networking software shipped with most UNIX servers.
Mr. Lachman served as Executive Vice President of Interactive Systems, a Kodak Company, from June 1989 through the end of 1992.

   Mr. Eadie became a director of the Company in April 1996. He retired from International Computers Limited ("ICL") in April 1997. Mr. Eadie served as ICL's Group Executive Director, Technology, from January 1994 until July 1996, where he was responsible for research, development, manufacturing and third party distribution of all ICL products. Prior to that he served as President of ICL Europe from January 1990 until January 1994 and from May 1988 until January 1990 he served as President, ICL International. Mr. Eadie served on ICL's Board of Directors from 1984 until 1997, and was a member of ICL's Executive Management Committee from 1988 until 1997. He was a member of the SCO (UK) Advisory Board from June 1994 until his appointment to the Company's Board in April 1996.

   There is no family relationship between any director or executive officer of the Company.

Board Meetings and Committees

   The Board of Directors of the Company held a total of twelve (12) meetings during fiscal year 2000, eight (8) of which were held by telephone conference call. Each director attended at least seventy-five percent (75%) of the cumulative meetings of the Board of Directors and committees thereof, if any, upon which such director served. The Board of Directors has a Compensation Committee, an Audit Committee and a Stock Option Committee. The Board of Directors has no nominating committee or any committee performing such functions.

   The Compensation Committee, which consisted of directors Ronald Lachman, Alok Mohan and Gilbert Williamson at the end of fiscal year 2000, met five (5) times during the fiscal year. Their successors on the Compensation Committee will be determined at the Board meeting following the 2001 annual shareholder meeting. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors and executive officers of the Company and administers various incentive compensation and benefit plans. A report of the Compensation Committee for the fiscal year ended September 30, 2000, is included later in this Proxy.

   The Audit Committee, which consisted of directors Ninian Eadie, Robert McClure and R. Duff Thompson at the end of fiscal year 2000, met seven (7) times during the fiscal year. Their successors on the Audit Committee will be determined at the Board meeting following the annual shareholder meeting. This Committee is responsible for overseeing actions taken by the Company's independent auditors and reviewing the Company's internal financial controls. In addition, the Audit Committee reviews the qualifications of our independent accountants, makes recommendations to the Board of Directors regarding the selection of our auditors, and reviews the scope, fees and results of activities related to audit and non-audit services. A copy of the Audit Committee Charter is attached to this Proxy as Appendix A. A report of the Audit Committee for the fiscal year ended September 30, 2000 is included later in this Proxy.

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee makes recommendations to the Board of Directors concerning salaries and incentive compensation for directors and officers of the Company. Mr. Michels, who served as President and Chief Executive Officer of the Company during fiscal year 2000, is not a member of the Compensation Committee and cannot vote on matters decided by the Committee. Mr. Michels has participated in the discussions and decisions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Mr. Michels has been excluded from discussions and decisions regarding his own salary and incentive compensation. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officer serving as a member of the Company's Board of Directors or compensation committee ("Interlock"). There are no Interlocks between the Company's Board of Directors or Compensation Committee and boards of directors or compensation committees of other companies.

                                 PROPOSAL TWO
         APPROVAL OF AMENDMENT TO THE 1994 INCENTIVE STOCK OPTION PLAN

   At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1994 Incentive Stock Option Plan (the "Option Plan") to increase the number of shares of Common Stock reserved for issuance thereunder by 1,500,000 shares.

   The foregoing amendment was approved by the Board of Directors on November 14, 2000. The adoption of the 1994 Plan, the successor to the Company's 1984 Incentive Stock Option Plan, was approved by the Board of Directors and by the shareholders in February 1994. As of the Record Date, options to purchase an aggregate of 8,754,359 shares were outstanding and 5,079,573 shares were available for future grant. In addition, 6,179,733 shares had been purchased pursuant to the exercise of stock options granted under the Option Plan. The Option Plan authorizes the Board of Directors to grant incentive and nonstatutory stock options to eligible employees and consultants of the Company. The Option Plan is structured to allow the Board of Directors broad discretion in creating equity incentives in order to assist the Company in attracting, retaining and motivating the best available personnel for the successful conduct of the Company's business.

   During fiscal year 2000, the Board of Directors granted options to purchase 4,124,447 shares of common stock under the Option Plan. The Board of Directors believes that equity incentives in the form of stock options or stock purchase rights are an integral part of the Company's overall compensation program and an effective way to provide incentives to employees. The Company's standard option vesting program provides that in an initial grant to the optionee one-fourth (1/4) of the shares subject to the option vest and become exercisable twelve months after the vesting commencement date, and one sixteenth (1/16) of the shares subject to such option vest each three (3) months thereafter. Subsequent grants to the optionee shall vest and become exercisable at the rate of one sixteenth (1/16) every three (3) months thereafter. This results in long term incentives for the employees, which benefit the Company because the employees' stock options are earned over a four-year period.

Vote Required and Board of Director Recommendation

   The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Option Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

   The Board of Directors unanimously recommends a vote "FOR" the amendment to the Option Plan.

Summary of the Option Plan

   The essential features of the Option Plan are outlined below.

 Purpose

   The purposes of the Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees and consultants of the Company and to promote the success of the Company's business.

 Eligibility

   The Option Plan provides that options may be granted to any director, officer, employee or consultant of the Company or any of its designated subsidiaries. Incentive stock options may be granted only to employees (including officers and employee-directors). The Board of Directors or a committee of the Board (for the purposes of this plan description, "Board" shall mean either the Board or a committee appointed by the Board) selects the recipients of awards under the Option Plan and determines the number of shares to be subject to each option.

 Administration; Limits on Grants

   The Option Plan provides for administration by the Board. The Option Plan is administered so as to satisfy certain requirements under the federal securities laws, including under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), applicable California corporate law, and the Internal Revenue Code of 1986, as amended (the "Code"). Except as noted below, the Board has full power to select, from among the employees and consultants eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Option Plan. The interpretation and construction of any provision of the Option Plan is within the sole discretion of the Board, whose determination is final and conclusive.

   The Option Plan places specific limitations on the discretion allowed to the Board in granting options and stock purchase rights to officers. These limitations are intended to preserve the Company's ability to deduct for federal income tax purposes the compensation expense relating to stock options and stock purchase rights granted to certain executive officers under the Option Plan. Without these provisions in the Option Plan, the federal income tax legislation enacted in August 1993 would limit the Company's ability to deduct such compensation expense. The limitations provide that no officer shall be granted, in any fiscal year or over the remaining term of the Option Plan, options and stock purchase rights to purchase more than the number of shares issuable under the Option Plan.

   The limits imposed by the August 1993 tax legislation on the Company's ability to deduct compensation paid to certain of the Company's executive officers apply not only to the persons currently serving in the effected group, but also may be interpreted to apply to any person who in the future becomes one of the effected group of executive officers. However, the limits on deductibility do not apply to compensation attributable to stock options or stock purchase rights if, among other things, the plan under which the options or rights are granted includes limits on the discretion to make grants such as those described above. The limits on the discretion of the Board as to individual grants have been included in the Option Plan solely to preserve the Company's ability to deduct such compensation. To the extent the Board determines in the future that such limitations are not required to preserve the deductibility of compensation related to such stock options and appreciation rights, the Board may modify or eliminate these limitations.

   See discussion below under "Certain United States Federal Income Tax Information" for a summary of the general rules governing the availability to the Company of tax deductions in connection with stock options or stock purchase rights granted under the Option Plan.

Terms of Options

   Each option is evidenced by a written stock option agreement between the Company and the optionee and is subject to the terms and conditions listed below, but specific terms may vary:

   Exercise of the Option: The Board of Directors determines when options granted under the Option Plan may be exercised. An option is exercised by giving written notice of exercise to the Company, specifying the number of full shares of Common Stock to be purchased and tendering payment to the Company of the purchase price. Payment for shares issued upon exercise of an option may consist of cash, check, promissory note, exchange of shares of the Company's Common Stock or such other consideration as determined by the Board of Directors.

   Exercise Price: The exercise price of options granted under the Option Plan is determined by the Board of Directors, but the exercise price of incentive stock options may not be less than one hundred percent (100%) of the fair market value of the Company's Common Stock, which is defined to be the closing price as reported by the Nasdaq National Market, on the last market trading day prior to the date of the grant of the option. In the case of incentive stock options granted to an optionee who owns more than ten percent (10%) of the voting power or value of all classes of stock of the Company, the exercise price must be not less than one hundred and ten percent (110%) of the fair market value on the date of grant. In the case of nonstatutory stock options it is currently anticipated that the exercise price will generally not be less than eighty-five percent (85%) of the fair market value of the Company's Common Stock on the date of grant, the Option Plan provides that the exercise price of nonstatutory stock options shall be determined by the Board. The closing sale price of the Company's Common Stock on the Record Date was $2.13.

   Termination of Employment: The Option Plan provides that if the optionee's employment or consulting relationship with the Company is terminated for any reason, other than death or permanent disability, an option may thereafter be exercised (to the extent it was then exercisable) within such time period as is determined by the Board (which shall be no more than three months in the case of an incentive stock option), subject to the stated term of the option. If the optionee's employment or consulting relationship with the Company terminates as a result of the optionee's permanent disability, the optionee may exercise an option at any time within a period determined by the Board not to be less than six (6) months or, in the case of an incentive stock option, and not to exceed twelve (12) months following the date of such termination (but in no event later than the expiration of the term of the option), but only to the extent that the optionee was entitled to exercise the option on the date of such termination.

   Death: If an optionee should die while an employee or a consultant of the Company, the optionee's estate may exercise an option until the term of the option or other shorter period set forth in the option agreement, expires, but only to the extent that the optionee would have been entitled to exercise had the optionee continued living and remained in continuous status as an employee or consultant for six (6) months after date of death.

   Termination of Options: The terms of options granted under the Option Plan may not exceed ten (10) years from the date of grant. However, any incentive stock option granted to an optionee who, at the time such option is granted, owned more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a parent or subsidiary corporation, may not have a term of more than five (5) years. No option may be exercised by any person after such expiration.

   Non-transferability of Options: All options are non-transferable by the optionee, other than by will or by the laws of descent and distribution, and during the lifetime of the optionee may be exercised only by such optionee.

   Rights Upon Exercise: Until an option has been properly exercised, that is, proper written notice and full payment have been received by the Company, no rights to vote or receive dividends or any other rights as a shareholder shall exist with respect to the optioned stock.

   Other Provisions: The option agreement may contain such other terms, provisions and conditions not inconsistent with the Option Plan as may be determined by the Board of Directors.

 Adjustment Upon Changes in Capitalization

   In the event any change, such as a stock split or dividend, is made in the Company's capitalization that results in an increase or decrease in the number of outstanding shares of Common Stock without receipt of consideration by the Company, an appropriate adjustment shall be made to the exercise price and number of shares subject to each outstanding option and to the number of shares which have been reserved for issuance under the Option Plan. In the event of the proposed dissolution or liquidation of the Company, all outstanding options automatically terminate unless otherwise provided by the Board. The Board of Directors may in such event and in its sole discretion declare that any option shall terminate as of a fixed date and give each optionee the right to exercise his or her option as to all or any part of the optioned stock, including shares as to which the option would not otherwise be exercisable. Subject to the change in control provisions described below, in the event of a merger of the Company with another corporation, or the sale of substantially all of the assets of the Company, the Option Plan provides that each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation. If the successor corporation does not agree to assume the option or to substitute an equivalent option, the Board of Directors shall provide for the optionee to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable.

 Change in Control Provisions

   The Option Plan provides that in the event of a "Change of Control" of the Company (as defined below) any or all or none of the following acceleration and valuation provisions shall apply, as determined by the Board of Directors in its discretion in the event of a Change of Control: (i) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable and (ii) to the extent exercisable and vested, the value of all outstanding options, unless otherwise determined by the Board of Directors prior to any Change in Control but at or after the time of grant, will be cashed out at the "Change in Control Price" (as defined below) reduced by the exercise price applicable to such options. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing twenty-five percent (25%) or more of the combined voting power of the Company, (ii) a transaction approved by the shareholders and involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least seventy-five percent (75%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are incumbent directors. The "Change in Control Price" shall be, as determined by the Board, (i) the highest closing sale price of a share of Common Stock as reported by the Nasdaq National Market at any time within the sixty (60) day period immediately preceding the date of determination of the Change in Control Price by the Board or (ii) the highest price paid or offered per share, as determined by the Board, in any bona fide transaction or bona fide offer related to the Change in Control of the Company at any time within such sixty
(60) day period or (iii) such lower price, as the Board, in its discretion, determines to be a reasonable estimate of the fair market value of a share of Common Stock.

 Amendment and Termination

   The Board of Directors may amend, alter, suspend or terminate the Option Plan at any time or from time to time, but any such amendment, alteration, suspension or termination shall not adversely affect any option then outstanding under the Option Plan, without the consent of the holder of the option. In any event, the Option Plan will terminate in 2004.

   In addition, to the extent necessary to comply with Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or with Section 422 of the Code (or any other applicable law or regulation), the Company shall obtain shareholder approval of any amendment of the Option Plan in such a manner and to such a degree as required.

 Certain United States Federal Income Tax Information

   Options granted under the Option Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory options.

   An optionee who is granted an incentive stock option will not recognize income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a sale or exchange of the shares more than two years after the grant of the option and one year after its exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied ("premature disposition"), the optionee will recognize ordinary income at the time of the sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares on the date of exercise or (ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or ten percent (10%) shareholder of the Company.

   Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period. Generally, the Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee at the time of such disposition.

   Options that do not qualify as incentive stock options are referred to as nonstatutory options. An optionee will not recognize income at the time a nonstatutory option is granted. However, upon its exercise, the optionee will recognize ordinary income generally measured as the excess of the then fair market value of the shares over the exercise price. Any ordinary income recognized in connection with the exercise of a nonstatutory option by an optionee who is also an employee of the Company will be subject to tax withholding by the Company. Generally, the Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee upon exercise of a nonstatutory stock option. Upon sale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

   The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant and exercise of options under the Option Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

 Participation in the Option Plan

   The following table sets forth, for each of the executive officers named in the Summary Compensation Table below (the "Named Executive Officers"), all current executive officers as a group, all current directors who are not executive officers as a group, and all other employees as a group, with respect to the Option Plan: (i) the number of shares of the Company's Common Stock subject to options granted under the Option Plan during fiscal year 2000; and (ii) the market value of the shares of Common Stock underlying the options granted to such persons or group of persons during the fiscal year ended September 30, 2000, minus the exercise price of such shares.

                       1994 Incentive Stock Option Plan

                                                              Number of
                                                                Shares
                                                              Subject to Dollar
                                                               Options   Values
Name of Individual or Identity of Group                        Granted   ($)(1)
---------------------------------------                       ---------- ------
Douglas L. Michels...........................................   175,000   $ 0
John Moyer...................................................         0     0
Michael Orr..................................................   175,000     0
Steven M. Sabbath............................................    50,000     0
James Wilt...................................................         0     0
All Named Executive Officers as a group......................   400,000     0
All current executive officers as a group....................   750,000     0
All current nonemployee directors as a group.................    20,000     0
All other employees (including current officers who are not
 executive officers)
 as a group.................................................. 3,354,447     0

--------
(1) Market value of shares based on a closing price of $ 2.9375 on the Nasdaq National Market on September 29, 2000, minus the exercise price. Shares subject to an option with an option exercise price greater than $2.9375 are considered to have zero dollar value.

                                PROPOSAL THREE
            APPROVAL OF AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN

   At the Annual Meeting, the shareholders are being asked to approve an amendment to the Company's 1993 Director Option Plan (the "Director Plan") to increase the number of shares reserved for issuance under the Director Plan by 100,000 shares, bringing the total number of shares reserved under the Director Plan to 1,500,000. The foregoing amendment was approved by the Board of Directors in November 2000.

   The Company believes that the ability to grant stock options to directors is an important factor in attracting and retaining the best available individuals for service as directors of the Company. Each year the Company reviews the number of shares available for issuance under the Director Plan. Then, based on the Company's estimates of the incentive value of stock options and the number of current and potential future vacancies on the Board of Directors, management presents to the Board a recommendation for the addition of shares to the pool reserved for issuance under the Director Plan. The Board reviews this recommendation and presents a proposal such as this one to the shareholders for approval.

   The Director Plan was adopted by the Board of Directors in March 1993 and approved by the Company's shareholders in May 1993. As of the Record Date, options to purchase an aggregate of 354,000 shares were outstanding, 182,000 options had been exercised and 864,000 shares remained available for issuance pursuant to future option grants under the Director Plan. The range of exercise prices per share for options outstanding under the Director Plan at the Record Date was from $2.938 to $12.00, and the weighted average exercise price per share was approximately $6.857. Expiration dates for outstanding options range from May 15, 2003 to October 1, 2010.

Vote Required and Board of Director Recommendation

   The affirmative vote of the majority of the Votes Cast will be required under California law to approve the amendment to the Director Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

   The Company's Board of Directors unanimously recommends a vote "FOR" the amendment to the Director Plan.

   The essential features of the Director Plan are outlined below.

Summary of the Director Plan

 Purpose

   The purposes of the Director Plan are to attract and retain the best available individuals for service as nonemployee directors of the Company ("Outside Directors"), to provide additional incentive to the Outside Directors and to encourage their continued service on the Board.

 Administration

   The Director Plan is administered by the Board of Directors, who receive cash compensation for their attendance at the Board of Director's meetings and an annual election to receive either cash compensation or an annual stock option grant. All grants of options under the Director Plan are automatic and non-discretionary pursuant to the terms of the Director Plan. All questions of interpretation or application of the Director Plan are determined by the Board, whose decisions are final and binding upon all participants.

 Eligibility

   Options under the Director Plan may be granted only to Outside Directors of the Company. As of the Record Date, there were six (6) Outside Directors of the Company, all of which have been nominated to serve as directors for the next year.

 Participation

   Participation in the Director Plan provides for grants of options to be made in two ways:

     a. Each Outside Director is automatically granted an option to purchase 40,000 shares (the "Initial Grant") upon the date on which such individual first becomes a director, whether through election by the shareholders of the Company or by appointment by the Board of Directors in order to fill a vacancy; and

     b. Each Outside Director who continues to serve on the Board, receives on the first day of each fiscal year of the Company, an option to purchase 6,000 shares (the "Annual Grant").

   An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per Board meeting payable at a rate determined by the Board.

Terms of Options

   Each option granted under the Director Plan is evidenced by a written stock option agreement between the Company and the optionee. Options are generally subject to the terms and conditions listed below.

   Exercise of the Option. The Initial Grant becomes exercisable at the rate of one-twentieth (1/20) every three months, with the effect that these options are not exercisable as to the full number of shares until the fifth anniversary of the date of their grant. The Annual Grant becomes exercisable at the rate of one-fourth (1/4) every three months, with the effect that this option is not exercisable as to the full number of shares until the first anniversary of the date of its grant. Options granted under the Director Plan expire ten (10) years following the date of grant. An option is exercised by giving written notice of exercise to the Company specifying the number of full shares of Common Stock to be purchased and by tendering payment of the purchase price. Payment for shares purchased upon exercise of an option shall be in such form of consideration as is authorized by the Director Plan and determined by the Board, and such form of consideration may vary for each option.

   Exercise Price. The per share exercise price for shares to be issued pursuant to exercise of an option under the Director Plan is one hundred percent (100%) of the fair market value per share of the Company's Common Stock which is defined to be the closing price as reported by the Nasdaq National Market on the last market trading day prior to the date of the grant of the option. As of the Record Date, the per share market value of the Company's Common Stock was $2.13, based on the closing price on that date on the Nasdaq National Market.

   Termination of Continuous Status as a Director. If an optionee ceases to serve as a director, he may, but only within twelve (12) months after the date he ceases to be a director of the Company (three months for options granted prior to June 1, 1994), exercise his option to the extent that he was entitled to exercise it at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he does not exercise such option within the time specified, the option terminates.

   Disability; Death. In the event that a director is unable to continue his service as such with the Company as a result of his total and permanent disability (as defined in Section 22(e)(3) of the Code) or if an optionee should die while a director of the Company, he or his estate may, but only within twelve (12) months from the date of termination due to disability or death, exercise his option to the extent he was entitled to exercise his option at the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that he was not entitled to exercise the option at the date of such termination, or if he or his estate does not exercise such option within the time specified, the option terminates.

   Liquidation or Dissolution. In the event of a proposed liquidation or dissolution of the Company, options under the Director Plan shall terminate unless otherwise provided by the Board. In such event, the Board, in its sole discretion, may determine to make options immediately exercisable as to all shares.

   Change in Control. The Director Plan provides that in the event of a "Change of Control" of the Company (as defined below) all stock options outstanding as of the date such Change of Control is determined to have occurred that are not yet exercisable and vested on such date will become immediately vested and fully exercisable. A "Change of Control" means the occurrence of (i) the acquisition by a person or entity (other than the Company, one of its subsidiaries or a Company employee benefit plan or trustee thereof) of securities representing fifty percent (50%) or more of the combined voting power of the Company, (ii) a transaction involving the sale of all or substantially all of the assets of the Company or the merger or consolidation of the Company with or into another corporation, other than a merger or consolidation where the shareholders immediately prior to such transaction continue to own securities representing at least fifty percent (50%) or more of the combined voting power of the Company, or (iii) a change in the composition of the Board as a result of which fewer than a majority of the directors are incumbent directors. Incumbent directors are directors who either (a) are directors of the Company as of the date the Director Plan is approved by the shareholders, or (b) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.

   Capital Changes. In the event of any changes made in the Company's capitalization that result in an exchange of Common Stock for a greater or lesser number of shares without receipt of consideration by the Company, appropriate adjustment shall be made by the Company in the exercise price and in the number of shares subject to options outstanding under the Director Plan, as well as the number of shares reserved for issuance under the Director Plan.

   Nontransferability of Option. Options granted pursuant to the Director Plan may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the optionee, only by the optionee.

   Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Director Plan as may be determined by the Board.

Amendment and Termination of the Plan

   The Board may at any time amend, alter, suspend or discontinue the Director Plan, but no amendment, alteration, suspension or discontinuance shall be made that would impair the rights of any optionee under any grant theretofore made without such optionee's consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 (or any other applicable law or regulation, including the requirements of the Nasdaq National Market or an established stock exchange), the Company shall obtain shareholder approval of any amendment to the Director Plan in such a manner and to such a degree as required.

Certain United States Federal Income Tax Information

   Options granted pursuant to the Director Plan are "nonstatutory options" and will not qualify for any special tax benefit to the optionee.

   An optionee will not recognize any taxable income at the time the option is granted. Upon exercise of the option, the optionee will generally recognize ordinary income for federal tax purposes measured by the excess, if any, of the fair market value of the shares over the exercise price. Upon sale of the shares by the optionee, any difference between the sale price and the optionee's purchase price, to the extent not recognized as ordinary income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

   The Company will be entitled to a tax deduction in the amount and at the time that the optionee recognizes ordinary income with respect to shares acquired upon exercise of an option under the Director Plan. Generally, the Company is not required to withhold any amount for tax purposes on any such income included by the optionee.

   The foregoing is only a summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options under the Director Plan. It does not purport to be complete, and it does not discuss the tax consequences of an optionee's death or the income tax laws of any municipality, state or foreign country in which the optionee may reside.

                                 PROPOSAL FOUR
        APPROVAL OF AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN

General

   The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board of Directors in March 1993 and approved by its shareholders in May 1993 and is intended to qualify under Section 423 of the Code. A total of 4,750,000 shares of Common Stock are currently reserved for future issuance under the Purchase Plan.

Amendment to Increase the Number of Shares Reserved for Issuance Under the Purchase Plan

   On November 14, 2000, the Board of Directors approved an amendment to the Purchase Plan to increase the number of shares reserved for issuance thereunder by 250,000 shares to an aggregate of 5,000,000 shares. As of the Record Date, 946,466 shares were reserved for future issuance under the Purchase Plan, of which 3,803,534 shares had been issued.

   The Board of Directors believes that it is in the best interests of the Company to provide employees with an opportunity to purchase Common Stock of the Company through payroll deductions. The Board of Directors believes that the shares remaining available for issuance pursuant to the Purchase Plan are insufficient for such purpose. Accordingly, at the Annual Meeting the shareholders are being requested to consider and to approve the amendment of the Purchase Plan to increase the number of shares reserved for issuance thereunder by 250,000 shares.

Vote Required and Board of Directors Recommendation

   The affirmative vote of a majority of the Votes Cast will be required under California law to approve the amendment to the Purchase Plan. An abstention or non-vote is not an affirmative vote and, therefore, will have the same effect as a vote against the proposal.

   The Board of Directors unanimously recommends a vote "FOR" the amendment to the Purchase Plan.

Summary of the Purchase Plan

   The essential features of the Purchase Plan are outlined below.

 Purpose

   The purpose of the Purchase Plan is to provide employees of the Company and its majority-owned subsidiaries designated by the Board of Directors who participate in the Purchase Plan with an opportunity to purchase Common Stock of the Company through payroll deduction.

 Administration

   The Purchase Plan is administered by the Board of Directors or a committee appointed by the Board, and is currently being administered by the Board of Directors. All questions of interpretation or application of the Purchase Plan are determined in the sole discretion of the Board of Directors or its committee, and its decisions are final and binding upon all participants. Members of the Board of Directors who are eligible employees are permitted to participate in the Purchase Plan but may not vote on any matter affecting the administration of the Purchase Plan or the grant of any option pursuant to the Purchase Plan. No member of the Board who is eligible to participate in the Purchase Plan may be a member of the committee appointed to administer the Purchase Plan.

 Eligibility

   Any person who is a regular employee of the Company (or any of its majority-owned subsidiaries designated by the Board of Directors) and would not own capital stock of the Company and or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of capital stock of the Company or of any Subsidiary is eligible to participate in the Purchase Plan. As of the Record Date approximately 227 employees were eligible to participate in the Purchase Plan and approximately 66 of such eligible employees were participating.

 Offering Dates

   The Purchase Plan is implemented by consecutive six (6) month offering periods. Prior to April 2001, the offering periods commenced February 1 and August 1 of each year. The Board of Directors has the power to alter the duration of the offering periods without shareholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first offering period to be affected.

   At a Board meeting held April 3 and 4, 2001 the Board approved an extension to the subsequent offering period after the close of the Transaction, effective May 4, 2001 until January 31, 2002; and the offering periods thereafter shall be for a period of approximately six (6) months, commencing on the first trading day on or after February 1 and terminating on the last trading day in the period ending the following July 31 and commencing on the first trading day on or after August 1 and terminating on the last trading day in the period ending the following January 31.

 Participation in the Purchase Plan

   Eligible employees become participants in the Purchase Plan by delivering to the Company's payroll office a subscription agreement authorizing payroll deductions. An employee who becomes ineligible to participate in the Purchase Plan after the commencement of an offering may not participate in the Purchase Plan until the commencement of the next offering period.

 Purchase Price

   The purchase price per share at which shares are sold under the Purchase Plan is the lower of eighty-five percent (85%) of the fair market value of a share of Common Stock on the date of commencement of the offering period or eighty-five percent (85%) of the fair market value of a share of Common Stock on the applicable exercise date within such offering period. The fair market value of the Common Stock on a given date shall be the closing sale price as reported by the Nasdaq National Market on such date.

 Payment of Purchase Price; Payroll Deductions

   The purchase price of the shares is accumulated by payroll deductions during the offering period. The deductions may not exceed ten percent (10%) of a participant's eligible compensation, which is defined in the Purchase Plan to include all base pay, overtime pay, bonus and commissions during the offering period, exclusive of all other amounts. A participant may institute decreases in the rate of payroll deductions at any time and such decreases are immediately effective.

   All payroll deductions are credited to the participant's account under the Purchase Plan; no interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose and such payroll deductions need not be segregated.

 Purchase of Stock; Exercise of Option

   At the beginning of each offering period, by executing a subscription agreement to participate in the Purchase Plan, each employee is in effect granted an option to purchase shares of Common Stock. The maximum number of shares placed under option to a participant in an offering period is determined by dividing the compensation which such participant has elected to have withheld during the exercise period by eighty-five percent (85%) of the fair market value of the Common Stock at the beginning of the offering period or on the applicable exercise date, whichever is lower; provided that such number shall not exceed the number of shares determined by dividing $12,500 by the fair market value of a share of the Company's Common Stock on the enrollment date. Notwithstanding the foregoing, no employee of the Company and its majority-owned subsidiaries may make aggregate purchases of stock under the Purchase Plan and any other employee stock purchase plans qualified as such under Section 423(b) of the Code in excess of $25,000 (determined using the fair market value of the shares at the time the option is granted) during any calendar year.

 Withdrawal

   While each participant in the Purchase Plan is required to sign a subscription agreement authorizing payroll deductions, a participant may terminate his or her participation in the Purchase Plan at any time by signing and delivering to the Company a notice of withdrawal from the Purchase Plan. All of the participant's accumulated payroll deductions will be paid to the participant promptly after receipt of his or her notice of withdrawal and his or her participation in the current offering period will be automatically terminated, and no further payroll deductions for the purchase of shares will be made during the offering period. No resumption of payroll deductions will occur on behalf of such participant unless such participant re-enrolls in the Purchase Plan by delivering a new subscription agreement to the Company during the applicable open enrollment period preceding the commencement of a subsequent offering period. A participant's withdrawal from the Purchase Plan during an offering period does not have any effect upon such participant's eligibility to participate in subsequent offering periods under the Purchase Plan.

 Termination of Employment

   Termination of a participant's employment for any reason, including retirement or death, cancels his or her participation in the Purchase Plan immediately. In such event, the payroll deductions credited to the participant's account will be returned to such participant or, in the case of death, to the person or persons entitled thereto as specified by the employee in the subscription agreement.

 Capital Changes

   If any change is made in the capitalization of the Company, such as stock splits or stock dividends, which results in an increase or decrease in the number of shares of Common Stock outstanding without receipt of consideration by the Company, appropriate adjustments will be made by the Company to the number of shares subject to purchase and to the purchase price per share, subject to any required action by the shareholders of the Company. In the event of the proposed dissolution or liquidation of the Company, the offering period then in progress will terminate immediately unless otherwise provided by the Board of Directors. In the event of the proposed sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation, each outstanding option shall be assumed or an equivalent option shall be substituted by the successor corporation, unless the Board of Directors determines, in its discretion, to accelerate the exercisability of all outstanding options under the Purchase Plan or to cancel the options and refund all sums collected. The Board of Directors may also make provisions for adjusting the number of shares subject to the Purchase Plan and the purchase price per share if the Company effects one or more reorganizations, rights offerings or other increases or reductions of shares of the Company's outstanding Common Stock.

 Certain United States Federal Income Tax Information

   The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the first day of the applicable offering period and one year from the applicable date of purchase, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to fifteen percent (15%) of the fair market value of the shares as of the first day of the offering applicable period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of these holding periods, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares have been held from the date of purchase. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding periods described above.

   The foregoing is only a summary of the effect of federal income taxation upon the participant and the Company with respect to the shares purchased under the Purchase Plan. It does not purport to be complete, and it does not discuss the tax consequences of the optionee's death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

 Stock Price

   The closing price of a share of the Common Stock on the Nasdaq National Market on the Record Date was $2.13.

 Participation in the Purchase Plan

   The Company cannot now determine the number of shares to be purchased in the future by the Named Executive Officers, all current executive officers as a group, or all other employees (including current officers who are not executive officers) as a group. In fiscal year 2000, however, the following shares of Common Stock were purchased by such persons pursuant to the Purchase Plan.

                                                             Number
                                                               of      Dollar
   Name or Group                                             Shares   Value(1)
   -------------                                             ------- -----------
Douglas L. Michels.........................................        0 $         0
John Moyer.................................................    2,509      19,614
Michael Orr................................................        0           0
Steven M. Sabbath..........................................        0           0
James Wilt.................................................        0           0
All Named Executive Officers as a group....................    2,509      19,614
All current executive officers as a group..................    5,018      39,228
All other employees (including current officers who are not
 executive officers
 as a group)...............................................  488,074   2,812,075

--------
(1) Market value of shares on the date of purchase, minus the purchase price under the Purchase Plan.

                                 PROPOSAL FIVE
         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   On May 4, 2001, the Company dismissed PricewaterhouseCoopers LLP, the Company's principal independent accountants, effective upon completion of PricewaterhouseCoopers' services with respect to the Company's Form S-4 and Form 10-Q for the quarter ended March 31, 2001. The decision to change accountants was recommended by the audit committee of our Board of Directors and approved by our Board of Directors.

   PricewaterhouseCoopers LLP's reports on our financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the two most recent fiscal years and through May 15, 2001, there have been no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

   The Board of Directors has selected Deloitte & Touche LLP as independent public accountants to audit the consolidated financial statements of the Company for the fiscal year ending September 30, 2001 and recommends that shareholders vote for ratification of such appointment. In the event of a negative vote on ratification, the Board of Directors will reconsider its selection.

   Representatives of Deloitte & Touche LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Audit Fees

   The aggregate fees for professional services rendered by PricewaterhouseCoopers LLP in connection with their audit of our consolidated financial statements and review of the consolidated financial statements included in our quarterly reports on Form 10-Q for the fiscal year ended September 30, 2000 were $174,000.

Financial Information Systems Design and Implementation Fees

   PricewaterhouseCoopers LLP did not provide any services related to financial information systems design and implementation for the fiscal year ended September 30, 2000.

All Other Fees

   The aggregate fees billed for all other services rendered by PricewaterhouseCoopers LLP for the fiscal year ended September 30, 2000 were $54,080 for audit related services which included review of SEC registration statements, issuance of comfort letters and consents and consultations related to acquisitions; and $13,756 for non-audit services which included tax consultations and preparation of tax returns.

Review of Auditor Independence

   The Audit Committee of the Board of Directors has considered whether the provisions of non-audit services by Deloitte and Touche is compatible with maintaining Deloitte and Touche's independence as the Company's principal auditor.

Required Vote

   The affirmative vote of the holders of a majority of the Votes Cast is required to ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending September 30, 2001.

   The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as independent public accountants.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

                          Summary Compensation Table

   The following table sets forth the compensation paid by the Company during the three fiscal years to (i) the Company's Chief Executive Officer, and (ii) each of the four other most highly compensated executive officers of the Company, whose salary plus bonus exceeded $100,000 in fiscal year 2000:

                                                                       Long-Term
                                                                      Compensation
                                                                         Awards
                                       Annual Compensation            ------------
                             ----------------------------------------  Securities   All Other
  Name and Principal                                   Other Annual    Underlying  Compensation
       Position         Year Salary($)(1) Bonus($)(2) Compensation($)  Options(#)     ($)(3)
  ------------------    ---- ------------ ----------- --------------- ------------ ------------
Douglas L. Michels..... 2000   $342,828    $166,599       $6,662(4)     175,000       $3,000
 President, Chief       1999    278,343     168,379          560(5)     175,000        3,000
 Executive
 Officer                1998    279,300      68,242        1,901(6)     413,027        4,585

John Moyer(7).......... 2000    200,230      61,774        2,926(8)          --        3,000
 Former Senior Vice     1999    214,365      88,900          260(5)      50,000        3,000
 President,
 Human Resources        1998    199,288      32,384           --         35,000           --

Michael Orr(9)......... 2000    235,395      79,036           --        175,000        4,822
 Former Senior Vice     1999    102,067     100,000           --        175,000        1,178
 President and
 President, Tarantella
 Division

Steven M. Sabbath...... 2000    213,856      72,195           --         50,000        3,000
 Senior Vice President, 1999    231,800     113,077        4,153(10)     50,000        3,000
 Law
 and Corporate Affairs  1998    203,277      48,064           --         35,000        7,153
 and Secretary

James Wilt(11)......... 2000    224,903      65,011           --             --           --
 Former Senior Vice     1999    229,335     102,497           --         75,000           --
 President
 and President,         1998    213,311      44,910          288(12)    245,000           --
 Professional Services
 Division

--------
 (1) Includes salary earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
 (2) The Company pays bonuses to executive officers as determined by the Board of Directors. The bonuses for each executive officer are based on the officer's base salary, the Company's financial performance, and individual performance during the fiscal year. Includes bonuses earned in the applicable fiscal year but paid or to be paid in the following fiscal year.
 (3) The dollar amounts in this column include premium payments made by the Company with respect to insurance policies for the Named Executive Officers for which the Company is not a beneficiary. In addition, the dollar amounts in this column include 401(k) contributions for the following persons in the amount of $3,000 for 2000, 1999, and 1998 paid by the Company on behalf of Mr. Michels, Mr. Moyer, and Mr. Sabbath; and 401(k) contributions in the amount of $4,822 for 2000 on behalf of Mr. Orr.
 (4) Includes annual airline club membership fees ($662) and estate planning services ($6,000).
 (5) Represents annual airline club membership fees.
 (6) Includes amounts reimbursed for car expenses ($1,676) and airline club membership ($225).
 (7) Mr. Moyer left the Company effective May 31, 2001.
 (8) Represents estate planning services.
 (9) Mr. Orr joined the Company in July 1999. Mr. Orr left the Company effective March 15, 2001.
(10) Represents amounts reimbursed for tax consulting services.
(11) Mr. Wilt left the Company effective May 31, 2001.
(12) Represents amounts reimbursed for an annual Post Office box fee.

                       Option Grants in Fiscal Year 2000

   The following table sets forth each grant of stock options during the fiscal year ended September 30, 2000 to the Named Executive Officers:

                                                                             Potential
                                                                         Realizable Value
                                        Individual Grants                at Assumed Annual
                         -----------------------------------------------  Rates of Stock
                                    Percent of Total                           Price
                         Number of   Option Shares   Exercise            Appreciation for
                           Option      Granted to     Price               Option Term(3)
                           Shares     Employees in    ($ per  Expiration -----------------
Name                     Granted(1)  Fiscal Year(2)   share)     Date     5%($)    10%($)
----                     ---------- ---------------- -------- ---------- -------- --------
Douglas L. Michels......   29,090          .71%      $3.4375  07/31/2005 $ 16,025 $ 46,409
                          145,910         3.55         3.125  07/31/2010  286,756  726,697
John Moyer..............       --           --            --      --           --       --
Michael Orr.............   32,000          .78         3.125  07/31/2010   62,889  159,374
Steven M. Sabbath.......   13,626          .33         3.125  07/31/2010   26,779   67,864
                           36,374          .89         3.125  07/31/2010   71,486  181,159
James Wilt..............       --           --            --      --           --       --

--------
(1) All options were granted under the Option Plan. The option exercise price of all stock options granted under the Option Plan is generally equal to the fair market value of the shares of Common Stock on the day prior to the date of grant. The options have a term of 10 years (5 years in the case of incentive stock options granted to Mr. Michels) and generally vest at the rate 25% of the shares subject to the option per year in which the optionee remains in continuous status as an employee or consultant.

(2) The Company granted options to purchase an aggregate of 4,104,447 shares to employees in fiscal year 2000.

(3) Potential realizable values are based on assumed annual rates of return specified by the Securities and Exchange Commission. The Company's management cautions shareholders and option holders that such increases in values are based on speculative assumptions and should not be the basis for expectations of the future value of their holdings.

                Aggregated Option Exercises in Fiscal Year 2000
                       and Fiscal Year-End Option Values

   The following table provides information on option exercises in fiscal year 2000 by the Named Executive Officers and the value of such officer's unexercised options as of September 30, 2000.

                                                Number of Unexercised       Value of Unexercised
                                                    Option Shares        In-the-Money Option Shares
                           Shares               On September 30, 2000   On September 30, 2000($)(2)
                          Acquired    Value   ------------------------- ----------------------------
Name                     on Exercise Realized Exercisable Unexercisable Exercisable(1) Unexercisable
----                     ----------- -------- ----------- ------------- -------------- -------------
Douglas L. Michels......        0    $      0   398,525      528,502       $18,750        $18,750
John Moyer..............   69,992     512,362    56,143       98,865         3,281          6,563
Michael Orr.............        0           0    43,750      306,250             0              0
Steven M. Sabbath.......   26,624     424,673   118,126      140,750         6,562          6,563
James Wilt..............        0           0   236,545      178,555        20,456         13,125

--------
(1) Market value of underlying securities based on the closing price of the Company's Common Stock on the NASDAQ National Market minus the exercise price.

(2) Market value of securities underlying unexercised in-the-money options based on the closing price of the Company's Common Stock on September 29, 2000 (i.e., the last trading day of fiscal year 2000) on the NASDAQ National Market of $2.9375 per share, minus the exercise price.

Employment Contracts and Change-In-Control Arrangements

   In March 1996, the Board of Directors approved a resolution providing that prior to or after a change in control, as defined in the Option Plan, any outstanding options held by corporate officers that were granted pursuant to the Option Plan that are not at such time exercisable and vested shall become fully exercisable and vested.

   The Company adopted a change in control plan in June 1997 and, accordingly, has entered into change in control agreements with each of the Named Executive Officers. Pursuant to these agreements, each such officer is eligible to receive, in the event that his or her employment is involuntarily terminated within one year following a change in control of the Company, an amount equal to the product of twelve (12) times his or her total monthly compensation including targeted bonuses at 100% attainment, continuation of health benefits available to him or her prior to the involuntary termination of employment for twelve (12) months thereafter and accelerated vesting on all options held. Pursuant to the terms of these agreements, a change in control is as defined in the 1994 Incentive Stock Option Plan described herein.

   Further, upon the close of the transaction with Caldera Systems, Inc., an amendment to these change in control agreements with each of the Named Executive Officers provides that all stock option grants held by such officers prior to August 1, 2000 shall become fully vested and exercisable through January 31, 2002 or the applicable expiration date of each such grant, whichever shall be later. In addition, each such officer shall be eligible to receive an amount equal to the product of twelve (12) times his or her total monthly compensation including targeted bonuses at 100% attainment provided that such officer remains in the employ of the Company or of Caldera for a period of one year following the consummation of the transaction, unless released earlier by the Company or Caldera upon completion of transition duties.

   There are no other employment contracts between the Company and any of the executive officers named in the Summary Compensation Table above.

Compensation of Directors

   During fiscal year 2000 the Company made payments to the Outside Directors in an aggregate amount of seventy-eight thousand, five hundred dollars ($78,500) for attendance to Board meetings (including committee meetings) during the fiscal year. The following payments were made to each outside director: Ninian Eadie, eighteen thousand, two hundred and fifty dollars ($18,250); Ronald Lachman, thirteen thousand dollars ($13,000); Robert McClure, nineteen thousand, seven hundred and fifty dollars ($19,750); R. Duff Thompson, sixteen thousand, seven hundred and fifty dollars ($16,750); and, Gilbert Williamson, ten thousand, seven hundred and fifty dollars ($10,750). Pursuant to a consulting agreement with director Williamson, the Company shall pay one thousand dollars ($1,000) a day, plus reasonable expenses, for consulting services rendered to the Board of Directors and two thousand, five hundred dollars ($2,500) a day for consulting services pertaining to the general business of the Company, to be provided on an as-needed basis. During fiscal year 2000, the Company did not retain Mr. Williamson for any consulting services and, therefore, no payments were made in fiscal year 2000. The Company has a consulting agreement with director McClure, pursuant to which the Company shall pay one thousand dollars ($1,000) per day, plus reasonable expenses, for consulting services pertaining to the general business of the Company, to be provided on an as-needed basis. In fiscal year 2000, the Company did not retain Mr. McClure for any consulting services and, therefore, no payments were made in fiscal year 2000. Directors are reimbursed for certain expenses in connection with attendance at board and committee meetings.

   Outside Directors (i.e., nonemployee directors) receive compensation for their service on the Board pursuant to the Director Plan. This compensation is in the form of stock options, or in the case of the Annual Grant, which is automatically granted on the first day of each fiscal year, cash for each meeting attended, in lieu of a stock option. All current outside directors have elected stock options for fiscal year 2000.

   The Company's Director Plan, which provides for the grant in nonstatutory stock options to nonemployee directors of the Company, was adopted by the Board of Directors in March 1993 and approved by the shareholders in May 1993. The Company has reserved a total of 1,400,000 shares of Common Stock for issuance pursuant to the Director Plan. The Director Plan is currently administered by the Board of Directors. Under the Director Plan, each nonemployee director automatically receives a nonstatutory option to purchase 40,000 shares of the Company's Common Stock on the date upon which such person first becomes a director (the "Initial Grant"). In addition, each nonemployee director who remains in continuous status as a nonemployee director is automatically granted a nonstatutory option (the "Annual Grant") to purchase 10,000 shares of Common Stock on the first day of each fiscal year, 6,000 shares of which are pursuant to the Director Option Plan and 4,000 of which are pursuant to the Incentive Stock Option Plan.

   An Outside Director may elect to receive cash compensation in lieu of an Annual Grant. Each Outside Director who makes such an election shall receive cash compensation per each Board meeting payable at a rate determined by the Board. In addition to the annual election of either cash compensation or stock options grants, each Board member also receives the following payments for meeting attendance: one thousand dollars ($1,000) per regularly scheduled Board meeting attended in person, seven hundred fifty dollars ($750) per special meeting, which may be attended telephonically, and seven hundred fifty dollars ($750) per committee meeting, which may be attended telephonically. Also, in the event that the Director who elected to receive options in lieu of cash is unable to attend a regularly scheduled Board meeting, he shall have deducted from his next Annual Grant two thousand shares (2,000) for any such meeting not attended.

   Options granted under the Director Plan have a term of ten (10) years unless terminated sooner upon termination of the optionee's status as a director or otherwise pursuant to the Director Plan. Such options are not transferable by the optionee other than by will or the laws of descent or distribution, and each option is exercisable during the lifetime of the director only by such director. The exercise price of each option granted under the Director Plan is equal to the fair market value of the Common Stock on the date of grant. Initial Grant options granted under the Director Plan vest cumulatively at the rate of one-twentieth (1/20th) of the shares subject to the option for every three months after the date of grant. Annual Grant options vest at a rate of one-fourth (1/4th) of the shares subject to the option for every three months after the date of grant.

   In the event of a merger of the Company with or into another corporation or a consolidation, acquisition of assets of like transaction involving the Company immediately prior to occurrence of a change in control, any outstanding option shall become fully exercisable and vested.

   Unless terminated sooner, the Director Plan will terminate in 2003. The Board has authority to amend or terminate the Director Plan provided no such action may affect options already granted and such options shall remain in full force and effect. As of the fiscal year end, options to purchase 324,000 shares of Common Stock at a weighted average exercise price (per share) of approximately $7.22 per share were outstanding and 894,000 shares remained available for future option grants under the Director Plan.

Report of the Compensation Committee of the Board of Directors

   The Compensation Committee of the Board of Directors serves as an administrative arm of the Board to make decisions regarding executive compensation and to make recommendations to the Board on compensation matters generally. The following is the report of the Compensation Committee describing compensation policies and rationale applicable to the Company's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended September 30, 2000. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

 General

   The Compensation Committee is a standing committee comprised of three nonemployee directors. After evaluating management's performance, the Compensation Committee recommends compensation and pay levels to the full Board for approval. Employee directors do not vote on their own compensation. Stock option grants to executive officers are approved by the Compensation Committee.

 Overview and Policies for 2000

   The goals of the Compensation Committee are to attract, motivate, reward, and retain the key executive talent necessary to achieve the Company's business objectives and contribute to the long-term success of the Company. The Compensation Committee currently uses salary, bonus, and stock options to meet these goals.

   In fiscal year 2000, the Compensation Committee reviewed the compensation of the Company's key executive officers by evaluating each executive's scope of responsibility, prior experience, and salary history, and also took into account the salaries for similar positions at comparable high technology companies. In reviewing the compensation, the Compensation Committee focused on each executive's prior performance with the Company and expected contribution to the Company's future success.

   The Company provides long-term incentives to executive officers through the Option Plan. The purposes of the Option Plan are to attract and retain the best employee talent available and to create a direct link between compensation and the long-term performance of the Company. In general, the Option Plan incorporates four-year vesting periods to encourage employees to remain with the Company. The size of each option grant is based on the recipient's position and tenure with the Company, the recipient's past performance, and the size of previous stock option grants, primarily weighted toward the recipient's position. In fiscal year 2000, the Company continued its policy of granting stock options to new employees and granted additional stock options to employees, including executive officers, who had made and were expected to make significant contributions to the Company's development. These stock option grants were based primarily on the scope of the executive officer's responsibilities at the Company and the remuneration to be paid to such officer.

   The compensation for Douglas L. Michels in fiscal year 2000 was approved by the Board of Directors. The Compensation Committee made its recommendation and the Board made its determination of the Chief Executive Officer's compensation after considering the same factors used to determine the compensation of other executive officers.

 Summary

   The Compensation Committee believes that the Company's compensation has been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to the Company's goals. The Company's compensation policies will evolve over time as the Company moves to attain the near-term goals it has set for itself while maintaining its focus on building long-term shareholder value.

                                          Members of the Compensation
                                           Committee:

                                          Ronald Lachman
                                          Alok Mohan
                                          Gilbert P. Williamson

Report of the Audit Committee of the Board of Directors

   The following is the report of the Audit Committee of the Board of Directors. The purpose of the Audit Committee is to monitor the Company's system of internal accounting controls, to make recommendations to the Board of Directors regarding the selection of independent auditors and to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters which require the Board of Directors' attention. The Board of Directors believes that all of the members of our committee are "independent directors" as defined under applicable standard definitions.

   The Audit Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended September 30, 2000 with management and PricewaterhouseCoopers LLP. In addition, the Audit Committee has discussed with PricewaterhouseCoopers, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committee). The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers as required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed the independence of PricewaterhouseCoopers with that firm.

   Not all of the members of the Audit Committee are professionally engaged in the practice of auditing or accounting and not all of them are experts in the fields of accounting, auditing or auditor independence. Members of the Committee may rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America, that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America or that the Company's auditors are in fact "independent" as required by the Nasdaq National Market.

   Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent auditors and the Company's management, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company's Annual Report on Form 10-K, as amended.

                                          Respectfully Submitted by:

                                          Members of the Audit Committee of
                                          the Board of Directors

                                          Ninian Eadie
                                          Robert McClure
                                          R. Duff Thompson

Performance Graph

   Set forth below is a line graph comparing the annual percentage change in the cumulative return to the shareholders of the Company's Common Stock with the cumulative return of the Nasdaq National Market Index and the Nasdaq Computer and Data Processing Stocks Index for the period commencing September 29, 1995 and ending on September 29, 2000. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act or Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

   The graph assumes that $100 was invested on September 30, 1995 in the Company's Common Stock and in each index, and that all dividends were reinvested. No dividends have been declared or paid on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns. The Company operates on a 52-week fiscal year which ended on September 30, 2000.

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    Performance Graph for Tarantella, Inc.

                       [PERFORMANCE GRAPH APPEARS HERE]

                         CRSP Total Returns Index for:
            -------------------------------------------------------------
            Tarantella, Inc.                           Nasdaq Computer
               (formerly                             and Data Processing
             The Santa Cruz    Nasdaq Stock Market   stocks SIC 7370-7379
            Operation, Inc.)     (US Companies)         US & Foreign
            ----------------   -------------------   --------------------
09/29/1995       100.0                100.0                  100.0
09/30/1996        79.1                118.7                  124.0
09/30/1997        66.4                162.9                  167.8
09/30/1998        52.2                165.5                  217.5
09/30/1999       142.5                270.4                  369.3
09/29/2000        35.1                358.9                  464.3

Notes:
     A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
     B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
     D.  The index level for all series was set to $100.0 on 09/29/1995.

   The information contained above under the captions "Report of the Compensation Committee of the Board of Directors" and "Performance Graph" shall not be deemed to be soliciting material or to be filed with the

Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, (the "Securities Act") or the Exchange Act, except to the extent that the Company specifically incorporates it by reference into such filing.

Certain Relationships and Related Transactions

   In April 1999, the Company entered into a consulting agreement with Mr. Mohan, pursuant to which Mr. Mohan became an external consultant to the Company and his status as an employee ceased. The term of the agreement was for one year, commencing April 21, 1999, and was renewable by mutual agreement of both parties with approval by the Compensation Committee. As compensation for Mr. Mohan's consulting services to the Company he received a fee target of one hundred and twenty-six thousand dollars ($126,000) per year, paid as follows: ninety thousand dollars ($90,000) annually as a retainer; and thirty-six thousand dollars ($36,000) annually as a target incentive. Incentive payments were made solely based upon the Company's performance against its Revenue and EPS measures, paid in accordance with the provisions of the Company's Management Incentive Plan. Mr. Mohan received no incentive payments during fiscal year 2000. The consulting agreement expired April 21, 2000, and the Company entered into a new consulting agreement, commencing on April 22, 2000 and continuing through the completion of the acquisition by Caldera Systems, Inc. of our Server and Professional Services business. As compensation for Mr. Mohan's consulting services to the Company he receives five thousand dollars ($5,000) per month, with no incentive bonus. The Company entered into an amendment to Mr. Mohan's consulting agreement. Pursuant to the amendment, the consulting agreement shall continue for one year commencing January 1, 2001 and will be renewable by mutual agreement of both parties with approval by the Compensation Committee. As compensation for Mr. Mohan's consulting services to the Company, he shall receive a fee targeted at one hundred and eighty thousand dollars ($180,000) per year paid as follows: ninety thousand dollars ($90,000) annually as a retainer (paid monthly at seven thousand five hundred dollars ($7,500); and ninety thousand dollars ($90,000) annually (paid quarterly) as a target incentive. Incentive payments are made solely based upon the Company's performance against its Revenue and EPS measures, and paid in accordance with the provisions of the Company's Management Incentive Plan. His stock options previously held continue to vest over the term of the agreement and convert to nonstatutory options. He continues to be covered under the Company's medical, dental, and vision plans. In addition, Mr. Mohan will forego any compensation normally accorded to members of the Company's Board of Directors for participation on the Board or for attendance at committee meetings and/or board meetings and will not be entitled to additional stock options granted to board members on an annual basis.

   The Douglas Michels Family Partnership and the Lawrence Michels Family Limited Partnership are partners in Encinal Partnership No. 1 ("EP1"), which leases to the Company certain office premises located in Santa Cruz, California under two leases. The first lease commenced on January 1, 1989 and had a ten-year term, with two options for the Company to renew for five-year periods. The lease has been renewed through June 30, 2005. The lease covers approximately 56,230 square feet of building space at a current cost of approximately $89,682.26 per month, subject to an annual adjustment upward based on the Consumer Price Index. The second lease commenced on July 1, 1991 and had a seven-year term, with two options to renew for five-year periods. The second lease has been renewed through June 30, 2005. The second lease covers approximately 26,055 square feet of building space at a current cost of approximately $31,268 per month, subject to an annual adjustment based on the Consumer Price Index. Effective May 7, 2001 (the closing date of the Transaction) the second lease was assumed by Caldera International, Inc.

   The third partner in EP1 is Wave Crest Development, Inc. ("Wave Crest"). Wave Crest leases to the Company 61,500 square feet of office space in Santa Cruz, California. From time to time, Douglas Michels engages in real estate transactions with Wave Crest and its president. Effective upon the close of the Transaction, the aforementioned Wave Crest leases of 61,500 square feet of office space in Santa Cruz have been transferred to Caldera International, Inc.

   The Company believes that the transactions described above were on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions between the

Company and any director or executive officer are subject to approval by a majority of the disinterested members of the Board of Directors.

   The Company has entered into indemnification agreements with each of its directors and executive officers. Such agreements require the Company to indemnify such individuals to the fullest extent permitted by California law.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's executive officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the National Association of Securities Dealers, Inc. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that all
Section 16 filing requirements applicable to its officer, directors and ten percent (10%) shareholders during the fiscal year ended September 30, 2000 were complied with.

                                 OTHER MATTERS

   The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.

                                          THE BOARD OF DIRECTORS

Dated: June 6, 2001

                                  APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                 OF THE BOARD OF DIRECTORS OF TARANTELLA, INC.

   The audit committee is to assist the board of directors in fulfilling their oversight responsibilities by

     1. reviewing the financial reporting process,

     2. reviewing the external audit process,

     3. reviewing the internal audit process,

     4. reviewing Tarantella's procedures for assuring compliance with laws and regulations.

   The audit committee will endeavor to (i) maintain effective working relationships with the board of directors, the management, and both internal and external auditors, and (ii) familiarize themselves with their responsibilities and the business, operations, and risks of the company.

   In the remainder of this charter, Tarantella should be understood as including any subsidiary or affiliate of the company, or any enterprise in which Tarantella has a significant investment.

Organization

     1. The audit committee will consist of no fewer than three members.

     2. The committee will consist only of independent directors in accordance with the Nasdaq National Market Audit Committee requirements.

     3. Members of the committee are expected to be independent of the company in that they:

       a. may not have been employed by Tarantella or its subsidiaries or affiliates during the preceding five years.

       b. may not have accepted compensation from Tarantella, or expect to receive such compensation, for services other than the standard board compensation in an amount exceeding $30,000 in any of the preceding five years, or in the year during which they serve on the committee. All such payments, if any, shall be fully disclosed to the full Board, which shall have the right to waive this requirement.

       c. may not be a member of the immediate family of an executive officer employed by Tarantella during the preceding five years.

       d. may not currently be a director, partner, executive officer, or a controlling shareholder of any business organization to which Tarantella has made significant payments, or from which Tarantella has received significant payments, during any of the preceding five years.

       e. may not currently be an executive of any other company where any of Tarantella's executives serve on that company's compensation committee.

     4. Each Member will be able to read and understand fundamental financial statements.

     5. At least one Member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

   These specific requirements may be waived under exceptional and limited circumstances by the board, provided that the board of directors determines that such waiver is in the best interests of Tarantella, complies with applicable NASDAQ listing requirements, and the full circumstances of this determination are fully disclosed in the next annual proxy statement.

     6. The audit committee will be expected to meet, either telephonically or in person, at least six times per year. This should include at least one meeting in connection with the release of each quarterly earnings statement, at least one meeting with the outside auditors to review plans for the annual audit, and at least one meeting with the outside auditors to receive their report on the audit and their recommendations for the company.

     7. The chairperson of the committee will be elected by the majority of members of the committee as soon after the annual election of directors as practicable.

     8. In the event of the death, resignation, or inability to serve of a member of the audit committee during the year, a replacement will be selected at the next meeting of the full board.

     9. A quorum for a committee meeting is two.

Responsibilities

     1. Ensure that the external auditor's engagement includes the obligation to inform the audit committee about fraud, illegal acts, and deficiencies in internal control of which they become aware during the performance of their duties.

     2. Review at appropriate times, with the assistance of the external auditors, Tarantella's internal controls policies and procedures, with the objective of following best practices in the industry.

     3. Review quarterly and annual financial statements before release and determine that they are consistent with and present fairly information provided to committee members by management and the external auditors.

     4. Review with both financial management and external auditors significant risks or exposures, and plans to minimize such risks.

     5. Review financial management plans for internal audits, and after complete, the results of such internal audits.

     6. Meet with the external auditors to review their proposed audit scope and approach.

     7. Meet with the external auditors to review the annual financial statements and the results of the annual audit.

     8. Meet privately, at least annually, with external auditors to receive their statements as to the adequacy of internal controls and recommendations for changes.

     9. Bring to the attention of the board any matter of significance as determined by the committee through its ordinary processes of review of financial results, consideration of external or internal audits, or meetings with management.

     10. Request and receive from the independent auditors a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors.

     11. Review the external auditor's performance and recommend to the board either the continuation or discharge of the external auditor.

     12. Review with management the recommendations of the external auditors to see if they have been accepted and followed by management, or if not, bringing such recommendations to the attention of the board of directors.

     13. Meet with general counsel to review the effectiveness of the system for monitoring compliance with laws and regulations and review with management the follow-up action arising from any irregularities.

     14. Submit a written report at least annually to the board of directors about committee activities and any recommendations determined by the committee to be appropriate.

     15. Review this charter periodically and recommend changes to the board of directors.

Tarantella, the Tarantella logo, and The Santa Cruz Operation, Inc., are trademarks or registered trademarks of Tarantella, Inc. in the USA and other countries. UNIX is a registered trademark of The Open Group in the United States and other countries.

(C)2001 Tarantella, Inc. All Rights Reserved.





                          [PRINTED ON RECYCLED PAPER]
                                                                  SKU#1187-PS-01

                                     PROXY

                               TARANTELLA, INC.

                      2001 ANNUAL MEETING OF SHAREHOLDERS
                                 JULY 11, 2001

          This Proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of Tarantella, Inc., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated June 6, 2001, and hereby appoints Douglas L. Michels and Steven M. Sabbath, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Shareholders of Tarantella, Inc. to be held on July 11, 2001 at 3:00 p.m., local time, at the Company's headquarters, located at 425 Encinal Street, Santa Cruz, CA 95060, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

-----------                                                          -----------
SEE REVERSE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                 SIDE
-----------                                                          -----------

-----------------                         ----------------
Vote by Telephone                         Vote by Internet
-----------------                         ----------------
It's fast, convenient, and immediate!     It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone      is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

------------------------------------      ------------------------------------
Follow these four steps:                  Follow these four steps:

1. Read the accompanying Proxy            1. Read the accompanying Proxy
   Statement and Proxy Card.                 Statement and Proxy Card.

2. Call the toll-free number              2. Go to the Website
   1-877-PRX-VOTE (1-877-779-8683).          http://www.eproxyvote.com/ttia.

3. Enter your 14-digit Voter              3. Enter your 14-digit Voter
   Control Number located on your            Control Number located on your
   Proxy Card above your name.               Proxy Card above your name.

4. Follow the recorded instructions.      4. Follow the instructions provided.
------------------------------------      ------------------------------------
Your vote is important!                   Your vote is important!
Call 1-877-PRX-VOTE anytime!              Go to http://www.eproxyvote.com/ttia
                                          anytime!

Do not return your Proxy Card if you are voting by Telephone or Internet.



                                  DETACH HERE


    Please mark
[X] votes as in
    this example.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED. WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE AMENDMENT TO THE 1994 INCENTIVE STOCK OPTION PLAN FOR THE AMENDMENT TO THE 1993 DIRECTOR OPTION PLAN FOR THE AMENDMENT TO THE 1993 EMPLOYEE STOCK PURCHASE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                                                                           FOR     AGAINST   ABSTAIN
1. To elect directors to serve until the            2.  To approve an amendment to the Company's 1994
   next Annual Meeting of Shareholders                  Incentive Stock Option (the "Option Plan") to      [_]       [_]       [_]
   and until their successors are elected.              increase the number of shares reserved for
                                                        issuance under the Option Plan by 1,500,000 shares.
   Nominees: (01) Ninian Eadie,
   (02) Ronald Lachman, (03) Robert M.              3.  To approve an amendment to the Company's 1993
   McClure, (04) Douglas L. Michals,                    Director Option Plan (the "Director Plan") to      [_]       [_]       [_]
   (05) Alok Mohan, (06) R. Dutt Thompson               increase the number of shares reserved for
   and (07) Gilbert P. Williamson                       issuance under the Director Plan by 100,000 shares.

      FOR                 WITHHELD                  4.  To approve an amendment to the Company's 1993
      ALL   [_]       [_] FROM ALL                      Employee Stock Purchase Plan (the "Purchase        [_]       [_]       [_]
   NOMINEES               NOMINEES                      Plan") to increase the number of shares reserved
                                                        for issuance under the Purchase Plan by 250,000
[_] ______________________________________              shares.
    For all nominees except as noted above          5.  To ratify the appointment of Deloitte & Touche LLP
                                                        as independent public accountants of the Company   [_]       [_]       [_]
                                                        for the fiscal year ending September 30, 2001.

                                                    6.  To transact such other business as may properly come before the meeting or any adjournment thereof.


                                                                MARK HERE                               MARK HERE
                                                                FOR ADDRESS  [_]                        IF YOU PLAN  [_]
                                                                CHANGE AND                              TO ATTEND
                                                                NOTE AT LEFT                            THE MEETING


Signature______________________________________  Date________   Signature____________________________________ Date ________________